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                                                                      EXHIBIT 21

                                  equitel, inc.
                              List of Subsidiaries


equitel holdings, inc., a Delaware corporation equitel development, inc., a Delaware corporation equitel wireless, inc., a Delaware corporation

JetCo Communications Corporation, a Texas corporation
E-Z FON Services, Inc., a Texas corporation
E-Z Wireless, Inc., a Texas corporation